Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Akari Therapeutics, Plc

London, United Kingdom

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2017, relating to the consolidated financial statements of Akari Therapeutics, Plc. appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA LLP
BDO USA, LLP
New York, New York

August 18, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.